Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-199745) on Form S-8 of Boot Barn Holdings, Inc. of our report dated December 10, 2014, relating to our audit of the consolidated financial statements of Sheplers Holding Corporation and Subsidiary as of and for the years ended July 27, 2014 and July 28, 2013, included in this Current Report on Form 8-K/A of Boot Barn Holdings, Inc. dated September 11, 2015.

/s/ McGladrey LLP
Kansas City, Missouri
September 11, 2015